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                                                                      Exhibit 99


                                ACKNOWLEDGMENT


Board of Directors and Shareholders
Provident Companies, Inc.


We are aware of the incorporation by reference in the Registration Statement (Form S-8) of Provident Companies, Inc. for the registration of 3,500,000 shares of its common stock of our reports dated May 12, 1997, August 8, 1997 and November 7, 1997 relating to the unaudited condensed consolidated interim financial statements of Provident Companies, Inc. that are included in its Forms 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997.

Pursuant to Rule 436(c) of the Securities Act of 1933 our reports are not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.


                                                      ERNST & YOUNG LLP

Chattanooga, Tennessee,
November 12, 1997